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                                                               EXHIBIT (a)(1)(R)

MONDAY, 12/13/04

TO: ALL EMPLOYEES
FROM: INTERNAL COMMUNICATIONS

SUBJECT: ONLY HOURS REMAIN TO ELECT TO EXCHANGE OPTIONS

      Conexant's Stock Option Exchange Program Expires TODAY AT 5 P.M. U.S.
                              PACIFIC STANDARD TIME

THE DEADLINE FOR ELECTING TO PARTICIPATE IN CONEXANT'S OFFER TO EXCHANGE ALL OUTSTANDING STOCK OPTIONS THAT HAVE AN EXERCISE PRICE OF $5 PER SHARE OR HIGHER IS TODAY AT 5 P.M. U.S. PACIFIC STANDARD TIME. ELECTION FORMS SUBMITTED AFTER THIS DEADLINE WILL NOT BE ACCEPTED.

To participate in the offer, begin by printing the election form from our nextweb site. Complete, sign and date the election form and either fax or hand deliver it to Stock Administration before 5:00 P.M., U.S. PACIFIC STANDARD TIME, TODAY. Election forms submitted via fax must be sent to fax number (949) 483-4525, fax # (949) 483-9462, or fax # (949) 483-9017; Attention: Stock
Administration. Election forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California. Deliveries by Conexant's interoffice mail, U.S. or international mail or email will not be accepted.

ALL OF THE INFORMATION ABOUT THE OPTION EXCHANGE PROGRAM IS AVAILABLE ON NEXTWEB. IF YOU HAVE ANY OTHER QUESTIONS, PLEASE CONTACT STOCK ADMINISTRATION AT stock.admin@conexant.com OR (949) 483-4525 IMMEDIATELY.